SUPPLEMENTAL RETIREMENT AGREEMENT

     This Supplemental Retirement Agreement (this "Agreement") is entered into on August 16, 2000 by and between Conseco, Inc., an Indiana corporation ("Company"), and Gary C. Wendt ("Executive") and is intended to supersede any previous understandings or agreements of the parties with respect to the subject matter contained herein.

                                R E C I T A L S:

     A. The Executive and the Company have entered into an Employment Agreement dated as of June 28, 2000 (the "Employment Agreement");

     B. Pursuant to Section 5(e) of the Employment Agreement, the Company agreed to cause a subsidiary of the Company to provide certain deferred compensation benefits starting on the Benefit Commencement Date referred to below, and the parties have agreed that, in lieu thereof, such deferred compensation benefits shall be provided directly by the Company;

     C. In consideration of the Executive's execution of the Employment Agreement and in compliance with the terms thereof, the Company, pursuant to resolutions duly adopted by its Board of Directors, has agreed to provide the Executive with the deferred compensation hereafter set forth to be paid starting on March 13, 2007 (the date of Executive's attainment of age 65 hereafter the "Benefit Commencement Date"), (and to pay such deferred compensation to his Surviving Spouse, if any, should Executive die prior to or after the Benefit Commencement Date) subject to the terms and conditions set forth in this Agreement.

                                    AGREEMENT

     In consideration of the covenants and mutual agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Effective Date. This Agreement shall be deemed effective as of June 28, 2000 (the "Effective Date").

2.   Payment of Deferred Compensation

     (a) Payment of Benefit Amount Beginning as of the Benefit Commencement Date the Company shall pay to Executive a deferred compensation benefit amount ("Benefit Amount") of One Million Five Hundred Thousand Dollars per year ($1,500,000) payable in monthly installments for his entire life. Payments to the Executive in the year of his death shall be prorated to the date of death. The first monthly installment of the Benefit Amount shall be paid on the Benefit Commencement Date and subsequent monthly payments shall be made on the date in each of each month corresponding with the Benefit Commencement Date.



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     (b) Payments to Spouse. If the Executive should die prior to the Benefit
Commencement Date, then the Benefit Amount shall be paid to the person who is his spouse at the Benefit Commencement Date, if any ("Surviving Spouse"), beginning on the Benefit Commencement Date. If the Executive should die on or after the Benefit Commencement Date, the Executive's Surviving Spouse, if any, if she shall survive the Executive, shall be entitled to receive an amount equal to 100% of the Benefit Amount from and after the death of the Executive until the date of the Surviving Spouse's death. Payments in the year of the Executive's or Surviving Spouse's death, as applicable, shall be pro-rated to the date of death.

     (c) Payments Vested. The right to receive the Benefit Amount shall be fully vested as of the Effective Date. For avoidance of doubt, the Benefit Amount shall be paid whether or not the Executive remains employed with the Company at the Benefit Commencement Date (and whether or not Executive is earlier terminated or resigns for any reason or no reason), or by any other subsidiary, parent or affiliate of the Company; and if Executive dies or such employment terminates prior to the Benefit Commencement Date the Benefit Amount shall be paid to Executive and/or his Surviving Spouse beginning on the Benefit Commencement Date through the date of death of the second of them to die.

     (d) Five Year Minimum Benefit. Notwithstanding the foregoing, payments of the Benefit Amount are guaranteed for a period beginning on the Benefit Commencement Date ending on the fifth (5th ) anniversary of the Benefit Commencement Date ("Minimum Benefit Period"), as follows:

        (i) If neither Executive nor his Surviving Spouse are living at the Benefit Commencement Date, the Benefit Amount shall be paid to Executive's estate through the end of the Minimum Benefit Period.

        (ii) If the Executive is living at the Benefit Commencement Date but dies before the end of the Minimum Benefit Period, and his Surviving Spouse also dies before the end of the Minimum Benefit Period, the balance of the Benefit Amount due during the Minimum Benefit Period shall be paid to the estate of the last to die; or if Executive shall not have a Surviving Spouse, to the Executive's estate.

        (iii) If Executive is not living at the Benefit Commencement Date but his Surviving Spouse is then living, and his Surviving Spouse dies during the Minimum Benefit Period, the Benefit Amount due during the Minimum Benefit Period shall be paid to her estate.

3. Funding. All amounts payable or credited to Executive or his Surviving Spouse hereunder shall be paid in cash from the general assets of the Company. The Company shall be under no obligation to establish a special or separate fund, or to segregate any of its assets, to assure payment of amounts under this Agreement.

4. Unsecured Creditor. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, nor a fiduciary

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relationship between the Company and the Executive. To the extent that the
Executive and/or his Surviving Spouse acquires a right to receive any amount from the Company under this Agreement, such rights shall be no greater than the right of an unsecured creditor of the Company. The Executive acknowledges that, in the event the Company becomes financially distressed (whether due to bankruptcy, insolvency or otherwise), the Company's ability to pay benefits to the Executive and/or his Surviving Spouse under this Agreement could be adversely impacted.

5. Interest. If for any reason any installment of the Benefit Amount is not paid within ten (10) days of a due date, any unpaid portion of the Benefit Amount shall thereafter accrue interest at a rate of twelve percent (12%) per annum compounded annually.

6. Non-Alienation of Benefits. To the extent permitted by law, no amount payable under this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, garnishment, pledge or encumbrance. Any attempt to anticipate, alienate, sell, transfer, assign, attach, pledge or encumber the same shall be void, and no amount payable under this Agreement shall be in any manner liable to or subject to the debts, contracts, liabilities, engagements or torts of the Executive and/or his Surviving Spouse.

7. Payments To Incompetents. If the Executive or the Executive's Surviving Spouse is deemed by the Company, or is adjudged, to be legally incapable of giving valid receipt and discharge for the benefits under this Agreement, such benefit shall be paid for the benefit of the Executive or the Executive's Surviving Spouse to such person(s) as the Company may designate or to a duly appointed guardian. Any such payment shall be in complete discharge of the liability of the Company under this Agreement to the extent of such payment.

8. Missing Persons. If the Company cannot ascertain the whereabouts of any person to whom a payment is due under this Agreement, and if, after five
(5) years from the date such payment is due, a notice of such payment due is mailed to the last known address of such person as shown on the records of the Company, and within three (3) months after such mailing such person has not made written claim therefor, the Company, if it so elects, may direct that such payment and all remaining payments otherwise due to such person be permanently canceled. Any such cancellation shall be in complete discharge of the liabilities under this Agreement.

9. Gender and Number. Wherever used herein, the masculine gender shall include the feminine gender and the singular shall include the plural, unless the context indicates otherwise.

10. Not a Contract of Insurance. Nothing contained in this Agreement shall be interpreted as creating a contract of insurance between the parties and the Executive shall not be deemed a policyholder for any purpose under this Agreement.

11. Withholding. The Company may withhold from any amounts payable under this Agreement all federal, state, local or other taxes as shall be required pursuant to any law or governmental regulation or ruling.



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12.  Governing Law. To the extent not preempted by Federal law, the provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

13. Severability. If any provision of this Agreement or application thereof to any designated beneficiary is held invalid or unenforceable, the remainder of this Agreement will not be affected thereby and to that extent the provisions of this Agreement are intended to be and are deemed to be severable.

14. Headings. All headings in this Agreement are for reference only and are not to be utilized to construe its terms.

15. Binding Effect. The rights and obligations contained in this Agreement shall be for the benefit of, and shall be binding upon, the Company, the Executive and their respective successors and assigns.

16. Representations of the Company. The execution and performance of this Agreement have been duly authorized by action of the Company's Board of Directors. This Agreement is binding upon the Company in accordance with its terms.

17.  Spouse as Third-Party Beneficiary

     The Surviving Spouse of the Executive shall be a third-party beneficiary of this Agreement and she and/or her estate shall be entitled to enforce, on her own behalf and/or on behalf of her estate, all of the terms hereof pertaining to the Company's obligation to make payment of the Benefit Amount.

                                       CONSECO, INC.


                                       By:  /s/ Thomas J. Kilian, President
                                            -----------------------------------
                                            Thomas J. Kilian, President


                                       EXECUTIVE


                                       /s/ Gary C. Wendt
                                       ----------------------------------
                                       Gary C. Wendt



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